Exhibit 99.1

JONES ENERGY, INC. PROVIDES OPERATIONAL UPDATE

Austin, TX — September 9, 2015 — Jones Energy, Inc. (NYSE: JONE) (“Jones Energy” or “the Company”) today provided an operational update and lowered its 2015 capital expenditure guidance while maintaining its production guidance.  The Company has also posted a new investor presentation to its website for the Barclays CEO Energy-Power Conference.

Highlights

•                  Running three Cleveland rigs as of September 3, 2015; reduced activity from five rigs running previously

•                  2015 capex guidance reduced to $220 million from $240 million; previously increased production guidance maintained

•                  Third quarter production ahead of plan, led by natural gas outperformance

•                  Expect to run cash flow neutral program in second half of 2015

•                  Leasing program underway; approximately 6,000 net acres acquired with more than half of $5 million budget remaining

Jones Energy Founder, Chairman, and CEO, Jonny Jones stated, “In response to the current market environment, we have reduced activity to three Cleveland rigs from five rigs running previously.  This reduction in activity should allow us to be cash flow neutral in the second half of 2015 while still achieving our previously increased production guidance.  Results from our 33 stage open-hole wells continue to meet or beat our expectations, with natural gas production exceeding our expectations.  Oil production continues to track the uplift expected from the incremental frack stages.  We are beating our $2.6 million AFE, and see the potential for additional cost savings in a ‘lower for longer’ scenario.”

Mr. Jones went on to say, “Our leasing program is off to a great start.  We have already leased nearly 6,000 net acres with more than half of our $5 million budget remaining.  We continue to have ample liquidity and are positioned to capture market opportunities.  We remain substantially hedged and are one of only a few companies that has hedged a meaningful portion of its 2016 and 2017 production.  The mark-to-market value of our hedges as of the end of August was over $230 million.  Our significant hedge book provides cash flow stability and continues to be an asset in the current environment.  We have not yet determined what our 2016 capital spending program will look like, but we remain nimble from an operational perspective and have the ability to generate positive cash flow through 2016 by continuing to run three rigs.”

Guidance

The Company is providing updated capital expenditure guidance for the full year 2015, but maintaining all other 2015 guidance metrics. The Company is also maintaining its previous third quarter production guidance.

2015 Guidance

	2015E	3Q15E
Total Production (MMBoe)	8.4 - 8.9	2.0 - 2.1
Average Daily Production (MBoe/d)	23.0 - 24.5	22.0 - 23.0

Oil (MBbls/d)	6.8 - 7.3	6.3 - 6.6
Natural Gas (MMcf/d)	58.5 - 62.5	56.5 - 59.0
NGLs (MBbls/d)	6.4 - 6.8	6.3 - 6.6

Total Capital Expenditures ($mm)	$220.0

2015 Capital Expenditure Summary ($mm)

	1H15	2H15E	2015E
Total Capital Expenditures	$128.1	$91.9	$220.0

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the development and acquisition of oil and natural gas properties in the Anadarko and Arkoma basins of Texas and Oklahoma.  Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

Investor Contact:

Mark Brewer, 512-493-4833

Investor Relations Manager

Or

Robert Brooks, 512-328-2953

Executive Vice President & CFO